Exhibit 5.1

March 19, 2025

Bancolombia S.A.

Carrera 48 No. 26-85 Avenida Los Industriales

Medellín, Colombia

Ladies and Gentlemen:

Per your kind request, we have acted as special Colombian counsel to Bancolombia S.A., a bank organized and existing as a stock corporation (sociedad anónima) under the laws of the Republic of Colombia (the “Bank”), in connection with the preparation and filing with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”) of the Bank’s registration statement on Form F-4 (the “Registration Statement”) relating to a transaction regarding the establishment of a holding company structure (the “Corporate Structure Changes”), as a result of which the Bank and its affiliates will be reorganized under a new holding company named Grupo Cibest S.A., which is organized and existing as a stock corporation (sociedad anónima) under the laws of the Republic of Colombia (“Grupo Cibest”). As part of the Corporate Structure Changes, each common share of the Bank will be exchanged for one common share of Grupo Cibest and each preferred share of the Bank will be exchanged for one preferred share of Grupo Cibest (the “Share Exchange” and such common and preferred shares of Grupo Cibest, the “Shares”).

As special Colombian counsel to the Bank, we have examined the by-laws (Estatutos) of the Bank and the by-laws (Estatutos) of Grupo Cibest. We have also examined such corporate records, certificates and other documents provided to us by the Bank that we have deemed necessary to render this opinion.

We have relied, as to factual matters, on representations, statements and warranties contained in the documents we have examined, certificates of officers and representatives of the Bank and certificates of public officials. We have assumed the genuineness of all signatures on original or certified copies, the authenticity of documents submitted to us as originals and the conformity to original or certified copies, of all copies submitted to us as certified or reproduction copies.

The opinions herein are limited in all respects to the laws of Colombia as they stand at the date hereof and as they are currently interpreted. We do not express any opinion on the laws of any jurisdiction other than Colombia.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

1. The Bank and Grupo Cibest are corporations duly organized as sociedades anónimas and validly existing under the laws of the Republic of Colombia.

2. In connection with the Share Exchange, (i) when all applicable governmental approvals are obtained and all necessary filings and registrations with any governmental authority, agency or body are effective, (ii) when all necessary corporate actions are taken by the Bank and Grupo Cibest, including actions by the General Shareholders’ Meeting of the Bank and the Boards of Directors of the Bank and of Grupo Cibest or combination of such bodies, the Shares will be validly issued, fully paid and non-assessable.

We are licensed to practice law in Colombia, and we do not hold ourselves out as being conversant with, and express no opinion as to, the laws of any jurisdiction other than those of Colombia.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statements and to the reference to us under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

We assume no obligation to update or supplement this opinion to reflect any facts which may hereafter come to our attention or any changes in the law which may hereafter occur.

Very truly yours,

/s/ Carlos Fradique-Méndez Brigard & Urrutia Abogados S.A.S